SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

________________________

FORM 8-K

Current Report

Dated August 18, 2010

of

ZALE CORPORATION

A Delaware Corporation
IRS Employer Identification No. 75-0675400
SEC File Number 001-04129

901 West Walnut Hill Lane
Irving, Texas  75038
(972) 580-4000

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02       Termination of Material Definitive Agreement.

Two of the Company’s subsidiaries are parties to a Merchant Services Agreement (the “Agreement”) with Citibank (South Dakota), N.A. (“Citibank”), under which Citibank provides private label credit cards.  If the volume of credit card sales pursuant to the Agreement does not meet agreed-upon levels (the shortfall being referred to as a “Minimum Volume Shortfall”), Citibank is entitled to terminate the Agreement on 180 days notice, although the Company may avoid that termination by compensating Citibank for the Minimum Volume Shortfall.

Citibank has given the Company four termination notices under the Minimum Volume Shortfall provisions of the Agreement, the first of which covered the twelve month period ending February 2010 and the more recent of which covered subsequent months.  Pursuant to the first notice, the Company paid Citibank approximately $5.4 million on June 15, 2010, of which approximately $1.3 million was subsequently refunded based upon a recalculation of the amount due.  Pursuant to the second notice, the Company paid Citibank approximately $1.1 million on July 16, 2010.  Pursuant to the third notice, the Company paid Citibank approximately $335,000 on August 18, 2010.  On August 23, 2010, the Company received the fourth notice, pursuant to which it is required to pay approximately $396,000 prior to September 22, 2010, in order to avoid termination on February 19, 2011.

In the absence of an earlier termination, whether due to a termination notice in connection with a Minimum Volume Shortfall or otherwise, the Agreement is scheduled to expire in March 2011.  All terminations are subject to the parties’ obligation to continue to perform under the Agreement for up to an additional 365 days in order to facilitate the transition to a new provider of private label credit cards.

The Company and Citibank are continuing negotiations on a non-exclusive basis with respect to a new agreement.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ZALE CORPORATION

		By:	/s/ Matthew W. Appel
Matthew W. Appel
Executive Vice President and
Chief Financial Officer

Date:	August 24, 2010